Anavex Life Sciences Corp. Announces its Preclinical Pipeline of Novel Oncology Therapies.

February 12, 2007

KELOWNA, BRITISH COLUMBIA--Anavex Life Sciences Corp. (the "Company") (AVXL-OTCBB) announces its strategic vision for growth by discovering and developing cutting-edge drugs against solid tumors.

The Company's innovative drug discovery and development programs have helped build a strong pipeline that targets a wide range of solid tumors, including colorectal, prostate, breast and lung cancer, demonstrating a unique mode of action.

To date over 30 development candidates and several backup series of compounds fill in Anavex's pipeline with seven lead development projects in the oncology field.

Anavex's drug candidates have demonstrated strong affinity for a fairly new class of receptors, (sigma receptors), involved in the modulation of multiple cellular biochemical signaling pathways.

Anavex Life Sciences Corp. has taken advantage of these unique drug-binding receptors and is currently testing compounds, characterized as sigma-ligands, for their anti-cancer activity using state of the art technology. Currently more than twenty compounds have demonstrated significant activity (i.e. to inhibit the growth of cancer cells at low micro-molar level concentration), while seven of them have demonstrated very high activity in inhibiting growth of the cells at the nano-molar level of concentration. All the compounds have been extensively tested in vitro against the most common types of solid tumors according to NCI/NIH guidelines. Additionally, the seven lead compounds, with unique novel chemical structures and significant in vitro activity (growth inhibition of cancer cells at concentrations<10µ?) are currently being tested for their efficacy to inhibit tumor growth in in vivo models. The compounds are tested in immuno-compromised (SCID) mice xenografted with human cancer cells.

Anavex’s preclinical program in oncology involves the following lead compounds:

•	ANAVEX 7-1037
•	ANAVEX 8-142
•	ANAVEX 27-1041
•	ANAVEX 30-1022
•	ANAVEX 40-1042
•	ANAVEX 28-1078
•	ANAVEX 35-3016

About Sigma –receptors

Sigma receptors are unique drug-binding proteins, present in the central nervous system as well as in various peripheral tissues. Sigma receptors are found in endocrine, immune, and reproductive tissues and in high density in liver and kidney. Thus, it is likely that sigma receptors have important functions outside the nervous system and sub-serve a more general role than a neurotransmitter receptor (WD Wayne, Pharmaceutica Acta Helvetiae 2000; 74, 211–218). Two subtypes of sigma receptor have been identified, termed sigma-1 and sigma-2. The subtypes are distinguishable pharmacologically, functionally, and by molecular size. Sigma-1 receptors have been cloned and shown to be distinct from any known receptor class. The sigma-1 receptor is a Mr 25,000, single polypeptide with one putative trans-membrane region. The sigma-2 receptor is a Mr 18,000 –21,000 protein but has not yet been cloned. It has been shown that both sigma receptor subtypes are highly expressed in tumor cell lines from various tissues. Recent data suggest that sigma-2 receptor agonists induce cell death in various tumor cell lines including prostate and breast carcinoma, with features consistent with apoptosis (KW Crawford and WD Bowen, Cancer Res. 2002; 62, 313–322).

About Anavex

Anavex Life Sciences Corp. is a biopharmaceutical company engaged in the discovery and development of novel drug targets for the treatment of cancer and neurological diseases utilizing a fairly new class of receptors, (sigma receptors), involved in the modulation of multiple cellular biochemical signaling pathways.

Legal Notice regarding Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to ANAVEX 7-1037 and ANAVEX 8-142, ANAVEX 27-1041, ANAVEX 30-1022 and ANAVEX 40-1042, ANAVEX 28-1078 and ANAVEX 35-3016, the potential of these compounds as treatments for solid tumors such as colorectal, prostate, breast and lung cancer, the effectiveness and efficiency of the Anavex technology to generate novel lead molecules for therapeutic targets and the ability to discover and develop anti-cancer therapeutics. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to file an IND or commence clinical studies in the referenced time frames. The results of early preclinical studies or clinical trials may not be predictive of future results, and the Company cannot provide any assurances that any of its development candidates will have favorable results in preclinical studies or future clinical trials. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contacts:

Anavex Life Sciences Corp.

Harvey Lalach

President

(250) 764-9701

Email: harvey@anavex.com